Exhibit 10.15
                                     Description of Management Incentive Plan


         On May 24, 1994, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Milestone Properties, Inc. (the "Company") adopted a management incentive plan (the "Plan") pursuant to which annual bonuses may be awarded to the Company's executive officers (the "Participants"). The purpose of the Plan is to motivate and reward the Company's executive officers for their contributions in support of the achievement of the Company and, in certain cases, personal, objectives that are established annually by the Compensation Committee. The Plan is administered by the Compensation Committee. The Compensation Committee may, in its discretion, allow non-executive officers of the Company and officers of its subsidiaries to participate in the Plan.

         Pursuant to the Plan, each year a percentage of each Participant's annual salary is designated as a target bonus award (the "Target Award"). Under the Plan, the percent of the Target Award that is actually awarded as a bonus to each of the Company's executive officers is calculated pursuant to a formula based on (a) the adjusted pre-tax net profit for each year compared to an adjusted pre-tax net profit target that is established for that year by the Compensation Committee (b) the performance of the Company's common stock, par value $.01 per share (the "Common Stock") and $.78 Convertible Series A preferred stock, par value $.01 per share (the "Preferred Stock") for that year and (c) for the executive officers of the Company other than the two most senior executive officers, the achievement of certain individual performance objectives that were established for that year by the Compensation Committee. The
Compensation Committee has the discretion to adjust the actual payouts of bonuses under the Plan from those determined by the formulas to reflect particularly favorable or unfavorable accomplishments during a given year.